                                                                 Exhibit 12

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)



  Net earnings(1)                                               $377,720

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $37,774
    Other indebtedness(1)                          $57,260
        Total annualized interest charges                       $ 95,034

            Bond ratio                                              3.97


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).



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

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)



  Net earnings(1)                                               $503,940


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $94,912
    Other indebtedness(1)                          $  -
        Total annualized interest charges                       $ 94,912


            New Bond Ratio                                          5.31



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).









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


SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)


  Net Earnings (1)                                              $276,870

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      mortgage bond indentures                     $94,912
    Other indebtedness(1)                          $ 6,621
    Preferred Dividend Requirements                $ 5,629
        Total annualized interest charges                       $107,162

            Preferred stock ratio                                   2.58


(1)  As defined under the Company's Restated Articles of Incorporation.









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


                                                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     For Each of the Five Years Ended December 31, 1995
                                                   (Thousands of Dollars)



                                                                      Year Ended December 31,

                                                     1995        1994        1993        1992         1991
Fixed Charges as defined:
  Interest on long-term debt..................     $ 96,138    $ 85,368    $ 77,975   $  79,452    $  73,474
  Amortization of debt premium, discount and
   expense (net)..............................        2,223       1,993       1,435         765          776
  Interest on debt to affiliate...............          114         279          29          16          830
  Other interest expense......................        9,210       4,910       5,783       6,761        6,260
  Interest component of rentals...............        2,771       2,692       2,823         923          885

      Total Fixed Charges (A).................     $110,456    $ 95,242    $ 88,045    $ 87,917     $ 82,225
Earnings, as defined:
  Income......................................     $169,185    $152,043    $145,968    $102,163     $122,836
  Income taxes................................       97,249      82,716      80,738      50,158       67,863
  Total fixed charges above...................      110,456      95,242      88,045      87,917       82,225

      Total Earnings (B)......................     $376,890    $330,001    $314,751    $240,238     $272,924

Ratio of Earnings to fixed charges (B/A)......         3.41        3.46        3.57        2.73         3.32




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